UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Firsthand Technology Value Fund, Inc.
(Name of Registrant as Specified In Its Charter)

STAR EQUITY FUND, LP STAR EQUITY FUND GP, LLC STAR VALUE, LLC STAR EQUITY HOLDINGS, INC. STAR INVESTMENT MANAGEMENT, LLC JEFFREY E. EBERWEIN HANNAH M. BIBLE ROBERT G. PEARSE
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Star Equity Fund, LP, a Delaware limited partnership, together with the other participants in its proxy solicitation (collectively, “Star Equity”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of shareholders of Firsthand Technology Value Fund, Inc., a Maryland corporation.

On May 15, 2023, Star Equity issued the following press release:

Star Equity Fund Launches Proxy Solicitation at Firsthand Technology Value Fund

Urges All Shareholders to Vote the WHITE Proxy Card Today to Elect Robert G. Pearse and Hannah M. Bible at Upcoming Annual Meeting

Old Greenwich, CT – May 15, 2023 – Star Equity Fund, LP (“Star Equity Fund” or “we”) is an investment fund focused on unlocking shareholder value and improving corporate governance at its portfolio companies. Star Equity Fund owns 6.2% of the common stock of Firsthand Technology Value Fund, Inc. (Nasdaq GM: SVVC) (“Firsthand” or “Company”) and, for the benefit of all SVVC shareholders, announced today that it has filed its definitive proxy statement with the Securities and Exchange Commission and commenced soliciting proxies urging all shareholders to vote the WHITE proxy card to elect its director nominees Robert G. Pearse and Hannah M. Bible to the Company’s board of directors (the “Board”) at the Company’s 2023 annual meeting of shareholders (the “Annual Meeting”). SVVC’s Annual Meeting will be held in a virtual format on May 26, 2023, at 5:00 p.m. ET / 2:00 p.m. PT.

The Incumbent Board Has Overseen Colossal Value Destruction at SVVC

SVVC’s stock price performance has been abysmal throughout the incumbent Board’s tenure. Since inception in April 2011, SVVC’s stock price has declined 95% while NAV per share has declined 79%. SVVC total shareholder return has severely underperformed the broader US stock market as measured by the S&P 500 Index, the NASDAQ Composite Index, and the MVIS US Business Development Companies Index over any comparison time frame.

SVVC’s investment performance has been equally disappointing. SVVC’s investment portfolio as of December 31, 2022 has unrealized losses of over $100 million, representing a 72% decline from the cost basis of these investments. Additionally, SVVC’s preliminary March 31, 2023 NAV per share of $3.75 represents an all-time low. This terrible track record of value destruction illustrates that change in SVVC’s Board composition cannot come soon enough for shareholders.

We Believe SVVC’s Incumbent Directors are Entrenched and Misaligned

As we have highlighted before, we believe SVVC maintains an egregiously anti-shareholder investment management agreement with Firsthand Capital Management (“FCM”) whereby management fees are assessed annually on 2% of gross assets, thus compensating FCM on how they mark their investments rather than stock price performance. In our view, this management agreement enriches the entrenched Board at the expense of shareholders.

Additionally, independent directors Burglin, Lee, Petredis, and Yee collectively own a paltry ~$2,500-worth of SVVC shares despite having an average Board tenure of 11 years. We believe this low ownership contributes to the Board’s complacency regarding the horrendous performance of SVVC’s stock price because they do not have real “skin in the game.”

Furthermore, SVVC’s has manipulated its governance to quash shareholder attempts to drive change at the Company. SVVC’s bylaws stipulate that although in an uncontested director election, directors are elected by a plurality of votes cast (i.e., a Company nominee just needs one “for” vote to be elected), in a contested election, a director candidate must receive “for” votes from a majority of all shares outstanding to be elected. This presents a significant hurdle for shareholder-supported candidates to win election to the Board – we expect that the incumbent directors, even if they receive fewer votes than shareholder-supported candidates, will be deemed by the Company to remain on the Board unless shareholder-supported candidates receive “for” votes from a majority of the shares outstanding. Amazingly, this means that if dissidents receive support from 49% of all shareholders and incumbents 1%, then the incumbents remain as directors. In our view, this bylaws provision was adopted specifically to frustrate shareholders seeking change to the Board and to further entrench the incumbent directors.

Star Equity’s Nominees are Highly Qualified, Highly Motivated, and Fully Prepared to Immediately Effectuate Meaningful Change at SVVC

Our two nominees, Robert G. Pearse and Hannah M. Bible, are qualified, fully committed, and ready to maximize shareholder value for all shareholders at SVVC. Mr. Pearse has extensive experience as both a venture capitalist and corporate executive and engineer for technology companies in Silicon Valley such as the Hewlett-Packard Company (n/k/a HP Inc.) and NetApp, Inc. We believe Mr. Pearse’s business development experience as well as his technical and financial acumen will make him a valuable addition to the Board. Ms. Bible has over 20 years of legal experience and has served as director and chair on the boards of several public companies. We believe that Ms. Bible’s significant legal experience across a variety of industries, corporate governance expertise, and her prior public company board experience makes her well qualified to join the Board.

If elected to the Board, our nominees would push for:

1.	Immediate termination of the investment management agreement with FCM.
2.	Changing the anti-shareholder bylaws including the voting requirements on director nominees.
3.	Better facilitation of shareholder input and participation at the Company.
4.	Changing the overall strategy of SVVC to a traditional BDC
a.	Cease making venture capital investments.
b.	Instead, issue interest-bearing loans to less speculative portfolio companies.
c.	Reinstate a regular dividend in order to help the stock price converge with NAV per share over time.

Star Equity Fund remains resolute in its opinion that a change in Board composition is vital to altering corporate governance practices, improving financial results, and ultimately unlocking shareholder value at SVVC. We believe long-suffering SVVC shareholders deserve better, and we aim to give them an opportunity for much-needed change on the Board at the 2023 Annual Meeting.

Additional Information and Where to Find It

Star Equity Fund, LP (“Star Equity Fund”), together with the other participants in its proxy solicitation (collectively, “Star Equity”), filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2023 annual meeting of stockholders of Firsthand Technology Value Fund, Inc., a Maryland corporation (the “Company”).

STAR EQUITY STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

About Star Equity Fund, LP

Star Equity Fund, LP is an investment fund affiliated with Star Equity Holdings, Inc. Star Equity Fund seeks to unlock shareholder value and improve corporate governance at its portfolio companies.

About Star Equity Holdings, Inc.

Star Equity Holdings, Inc. is a diversified holding company with two divisions: Construction and Investments.

For more information contact:

Star Equity Fund, LP Jeffrey E. Eberwein Portfolio Manager 203-489-9501 jeff.eberwein@starequity.com	The Equity Group Lena Cati Senior Vice President 212-836-9611 lcati@equityny.com